Exhibit 10.42
AMENDMENT NO. 1 TO EXECUTIVE SEVERANCE AGREEMENT
This Amendment No. 1 to Executive Severance Agreement (this “Amendment”), by and between Teladoc Health, Inc., a Delaware corporation (“Teladoc” or the “Company”), and
Mr. Andrew Turitz, an individual resident in the State of Illinois (“Executive”), is made as of October 29, 2019.
Recitals
A.Teladoc and Executive are parties to that certain Executive Severance Agreement, dated as of July 15, 2015 (the “Agreement”).
B.Teladoc and Executive desire to make certain changes to the Agreement, as set forth in this Amendment.
Terms and Conditions
In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Amendments.
1.1.Except as otherwise set forth in this Amendment, capitalized terms have the meaning given them in the Agreement.
1.2.A Section 8(k) is hereby added to the Agreement, as follows:
“(k)    Governance Policies. During and, to the extent required by applicable law, regulation or exchange listing requirement, following the period of Executive’s employment with the Company, Executive shall be subject to all of the Company’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines and the Company’s executive compensation recovery policy.”
1.3.Section 1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(d)    “Cause” shall mean: (A) the willful and continued failure by Executive to substantially perform his or her duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his or her duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company; (B) the willful engaging by the Executive in misconduct that is significantly injurious to the Company, monetarily, in reputation or otherwise, including any conduct that is in violation of the written employee workplace policies of the Company; or (C) the Executive’s commission of any felony, or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries. No act, or failure to act, on the Executive’s part shall be

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considered “willful” unless done, or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.”
1.4.Section 1(h) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(h)    “Good Reason” shall mean one or more of the following, without Executive’s consent: (A) there is a material reduction in aggregate amount of Executive’s base salary and target bonus without Executive’s consent (except where there is a general reduction applicable to the management team generally); (B) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties below the position of a Senior Vice President – Business Development of the Company; (C) Executive is required by the Company to relocate his or her principal place of employment outside of the Chicago metropolitan area; or (D) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 8(a) of this Agreement; or (E) any material breach by the Company of this Agreement. Furthermore, any provision of this Agreement to the contrary notwithstanding, “Good Reason” shall be deemed to exist if, in connection with or following a Change of Control, the Company’s common stock ceases to be publicly traded on a national securities exchange, unless Executive becomes (or continues as) the Senior Vice President – Business Development (with the powers and responsibilities customarily associated with the highest-ranking corporate development official) of the ultimate parent entity, or successor to, the Company in such Change of Control, and the common stock of such parent entity or successor, as applicable, is publicly traded on a national securities exchange. It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than ninety (90) days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.”
1.5.Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)    Severance Upon Qualifying Termination. If Executive has a Qualifying Termination that does not occur prior to but in connection with, on the date of, or within twelve
(12) months following a Change of Control, then subject to (x) the requirements of this Section 2(a), (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 hereof and (z) the terms of Section 8 hereof, Executive shall be entitled to receive the following payments and benefits:
(i)The Company shall pay to Executive (A) his or her fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”);
(ii)Executive shall receive continued payment of the Base Salary for a period of six (6) months following the termination date in accordance with the Company’s ordinary payroll practices;
(iii)The Company will pay Executive the amount of any earned but unpaid annual bonus for the calendar year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs;
(iv)If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) six (6) months following the effective date of such Qualifying Termination, (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), in such case, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(a)(iv), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive’s payment of COBRA premiums; and
(v)All unvested equity or equity-based awards granted to Executive under any and all equity compensation plans of the Company that were scheduled to vest within six (6) months after the date of Executive’s termination or resignation shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such six-month period (provided that nothing in this Section 2(a) shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement).”
1.6.Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b)    Severance Upon Qualifying Termination Occurring in Connection with a Change of Control. If Executive has a Qualifying Termination that occurs prior to but in

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connection with, on the date of, or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2(b), (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 hereof and (z) the terms of Section 8 hereof, in lieu of the payments and benefits described in Section 2(a) above, Executive shall be entitled to receive the following payments and benefits:
(i)the Company shall pay to Executive the Accrued Rights; and
(ii)Executive shall receive continued payment of the Base Salary for a period of twelve (12) months following the termination date in accordance with the Company’s ordinary payroll practices; and
(iii)The Company shall pay Executive the amount of any earned but unpaid annual bonus for the calendar year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs; and
(iv)The Company shall pay Executive an additional amount equal to a pro rata portion of the annual bonus Executive would have earned for the year of termination, which bonus shall be determined based on Company financial performance results for such year, payable in a lump sum at the same time bonuses are paid to Company senior executives generally (but in no event later than March 15 of the year following the year in which Executive’s Qualifying Termination occurs); and
(v)The Company shall pay Executive an additional amount equal to one hundred percent (100%) of Executive’s annual target bonus, payable in a lump sum on the Company’s first ordinary payroll date occurring after the effective date of the later of Executive’s Qualifying Termination or the Change of Control; and
(vi)If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) twelve (12) months following the effective date of such Qualifying Termination, (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and Executive agrees to promptly notify the Company of such eligibility) and
(z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), in such case, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(b)(iv), the Company shall pay Executive on the last day of each remaining month of

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the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive’s payment of COBRA premiums; and
(vii)all unvested equity or equity-based awards granted to Executive under any and all equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement).”
2.Other Provisions. Except as expressly set forth above, each and every provision of the Agreement shall remain unchanged and in full force and effect.
3.General Provisions. The provisions of Section 8 of the Agreement shall govern this Amendment, to the fullest extent applicable and are hereby incorporated into this Amendment.
[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MR. ANDREW TURITZ,
an individual resident in the State of Illinois

/s/ Andrew Turitz

TELADOC HEALTH, INC.,
a Delaware corporation

By: /s/ Michelle Bucaria
Name: Ms. Michelle Bucaria
Title: Chief Human Resources Officer

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